Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX CORPORATION ANNOUNCES MANAGEMENT CHANGES

CHICAGO, IL, September 10, 2019 – GATX Corporation (NYSE:GATX) today announced that William M. Muckian has elected to retire as Senior Vice President, Controller and Chief Accounting Officer of GATX effective December 31, 2019. Jennifer M. McManus, currently Senior Director, Investor Relations and Accounting Research, Policy & Planning, will be appointed as Vice President, Controller and Chief Accounting Officer following Mr. Muckian’s retirement.

Brian A. Kenney, chairman and chief executive officer of GATX, stated, “We would like to thank Bill for his invaluable contributions to GATX over the last 29 years. During Bill’s time at GATX, the company transformed from a conglomerate with several unrelated businesses to a focused global leader in railcar leasing. Bill seamlessly managed GATX’s accounting and reporting throughout this transformation while navigating an increasingly complex set of accounting rules and regulations. We wish Bill the best in his retirement.”

On the promotion of Ms. McManus, Mr. Kenney stated, “Jennifer is well-suited to assume the role of Chief Accounting Officer at GATX. In recent years, she led our Investor Relations function and Accounting Research team. Her strong technical skills and experience in explaining GATX to the market position her for success in this new role.”

Ms. McManus joined GATX in 2015 as Director, Accounting Research, Policy & Planning and in May 2017, assumed the additional role of Senior Director, Investor Relations. Prior to joining GATX, she held various positions of increasing responsibility with Hyatt Hotels Corporation and Tribune Company. Ms. McManus began her career in 2002 in audit at Deloitte & Touche LLP. She holds a Bachelor of Arts in Economics and a Masters of Accounting from the University of Michigan and an M.B.A. from the University of Chicago, Booth School of Business.

COMPANY DESCRIPTION

GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for over 120 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company’s website at www.gatx.com.

FOR FURTHER INFORMATION CONTACT:

GATX Corporation

Jennifer McManus

Senior Director, Investor Relations

GATX Corporation

312-621-6409

jennifer.mcmanus@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(9/10/2019)